Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Official Payments Holdings, Inc.

at

$8.35 Per Share

by

Olympic Acquisition Corp.

a wholly owned subsidiary of

ACI Worldwide, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, NOVEMBER 1, 2013,

UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

Olympic Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of ACI Worldwide, Inc., a Delaware corporation (“ACI”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Official Payments Holdings, Inc., a Delaware corporation (“OPAY”), at a price of $8.35 per Share net to seller in cash, less any applicable withholding taxes (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase (“Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”, which together with the Offer to Purchase and other related materials, each as may be amended or supplemented from time to time, the “Offer”). No interest will be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated September 23, 2013 (the “Merger Agreement”), among ACI, Purchaser and OPAY. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions” for a description of the Merger Agreement. The Offer is subject to the conditions described in Section 14—“Conditions of the Offer.”

The Merger Agreement provides that if the Offer is completed and the conditions described in this Offer to Purchase are satisfied, Purchaser will merge with and into OPAY (the “Merger”), with OPAY becoming a wholly owned subsidiary of ACI. Stockholders will be paid the same price in the Merger as the Offer.

OPAY’S BOARD OF DIRECTORS (THE “OPAY BOARD”) HAS (1) UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (2) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER (PURSUANT TO SECTION 251(H) OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE “DGCL”)) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTEREST OF OPAY’S STOCKHOLDERS (THE “STOCKHOLDERS”). THE OPAY BOARD RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES INTO THE OFFER.

For information with respect to the position of the OPAY Board with respect to the Offer, please review OPAY’s Schedule 14D-9, which is being distributed to Stockholders together with this Offer to Purchase.

The Offer is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the absence of any material adverse effect with respect to OPAY and other customary conditions. The Offer is also conditioned upon there being validly tendered and not properly withdrawn prior to the Expiration Time that number of Shares which represents a majority of the Shares then outstanding, determined on a fully diluted basis. See Section 14—“Conditions of the Offer.” The Supporting Stockholder (as defined below) has agreed to tender its Shares into the Offer. These Shares represent 10.7% of the Shares on a fully diluted basis as of the date of this Offer to Purchase. The Supporting Stockholder’s commitments terminate if the OPAY Board terminates the Merger Agreement to accept a Superior Proposal (as defined below) and in certain other circumstances. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Merger Agreement—OPAY Board Recommendation; OPAY Change of Recommendation.”

A summary of the principal terms of the Offer appears on pages (ii) through (iv). You should read this entire document carefully before deciding whether to tender your Shares.

INSTRUCTIONS ON HOW TO TENDER

Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase. If you do not wish to tender your Shares in the Offer, there is nothing further you must do. If you wish to tender all or any portion of your Shares in the Offer, this is a summary of what you must do:

•	If you hold your Shares through a broker, bank or trust company, you must contact your broker or bank and give instructions that your Shares be tendered.

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with the certificates representing Shares tendered to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase. These materials must reach the Depositary before the Expiration Time.

•	If you are a record holder but your stock certificate is not available or you may not deliver it to the Depositary before the Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated (the “Information Agent”) toll free at (888) 750-5834 or collect at (212) 750-5833 for assistance.

THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. SEE SECTION 6—“PRICE RANGE OF SHARES; DIVIDENDS.”

Questions, requests for assistance or requests for additional copies of the documents referred to herein may be directed to the Information Agent below. Copies of the offer materials may also be found at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

October 4, 2013

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SUMMARY TERM SHEET

This summary term sheet highlights certain provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the remainder of this Offer to Purchase and in the related Letter of Transmittal in their entirety.

Tender Offer; Offer Price:	Tender offer for all outstanding shares of common stock, par value $0.01 per share, of Official Payments Holdings, Inc. (the “Shares”) for $8.35 per Share, net to the seller in cash, less any applicable withholding taxes, on the terms and subject to the conditions of the Offer.

Expiration Time:	12:00 midnight, New York City time, on Friday, November 1, 2013. The Expiration Time may be extended by Purchaser in accordance with the Merger Agreement.

Purchaser:	Olympic Acquisition Corp., or “Purchaser”, a Delaware corporation and a wholly owned subsidiary of ACI Worldwide, Inc., or “ACI”. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into OPAY.

Minimum Condition:	One of the conditions to our obligation to complete the Offer is that there shall have been validly tendered to Purchaser in the Offer and not validly withdrawn that number of Shares that, together with any other Shares beneficially owned by ACI and its subsidiaries, represents a majority of the outstanding Shares, determined on a fully diluted basis (this condition is referred to as the “Minimum Condition”).

Other Conditions:	Purchaser is not required to complete the Offer unless, among other things:

•	the applicable waiting period (and any extension of such applicable waiting period) under the HSR Act has expired or has terminated (the “Antitrust Condition”);

•	there is not any proceeding brought by on behalf of any governmental entity pending against OPAY, ACI or Purchaser or any of their respective officers or directors that seeks to permanently enjoin or that would reasonably be expected to prohibit or prevent the consummation of the Offer, the Merger or the consummation of the transactions contemplated by the Merger Agreement (the “Litigation Condition”); and

•	other customary conditions are satisfied or waived.

The conditions of the Offer are described in Section 14—“Conditions of the Offer.” Purchaser may waive certain of the conditions to the Offer without the consent of OPAY. Purchaser may not, however, waive the Minimum Condition without the consent of OPAY. See also Section 15—“Certain Legal Matters; Regulatory Approvals” for a description of the antitrust approvals required with respect to the Offer.

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Financing:	The completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements. We estimate that we will need $150 million to purchase all Shares validly tendered in the Offer, to pay the Merger Consideration (as defined below) in connection with the Merger and to pay related the fees and expenses. ACI will provide Purchaser sufficient funds to pay for all Shares accepted for payment in the Offer and to pay the Merger Consideration in connection with the Merger.

OPAY’s Board Recommendation:	The OPAY Board has (1) unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (pursuant to Section 251(h) of the DGCL), and (2) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are in the best interest of the Stockholders. The OPAY Board recommends that the Stockholders accept the Offer and tender their Shares into the Offer.

Withdrawal Rights:	You may withdraw some or all of the Shares that you previously tendered into the Offer at any time prior to the Expiration Time (as it may be extended). Once Purchaser accepts your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. To withdraw Shares from the Offer, you must deliver a written notice of withdrawal with the required information to the Depositary for the Offer prior to the then applicable Expiration Time. If you tendered Shares by giving instructions to a broker, bank, trust company or other nominee, you must instruct the broker, bank, trust company or other nominee to arrange to withdraw your Shares. See Section 4—“Withdrawal Rights.”

Recent Share Trading Prices:	The closing price for Shares was $8.50 per Share on September 20, 2013, the last full trading day before the announcement of the Merger Agreement. The Offer Price of $8.35 per Share represents an approximate 3.0%, 17.6%, 21.5%, 44.2% and 71.5% premium over the volume-weighted average trading prices for the Shares for the one month, 60-day, 90-day, 180-day and 360-day periods, respectively, ending on September 20, 2013. You should obtain a current quote for the market price of Shares. See Section 6—“Price Range of Shares; Dividends.”

If the Offer is successful, the Shares may continue to be traded on NASDAQ until the time of the Merger, although Purchaser expects trading volume to be significantly below its pre-Offer level. The time period between completion of the Offer and the Merger is expected to be very short.

Certain U.S. Federal Income Tax Considerations:	In general, your sale of Shares for cash will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor about the tax consequences to you of tendering your Shares into the Offer in light of your particular circumstances. See Section 5—“Certain U.S. Federal Income Tax Considerations.”

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Stockholder Agreement:	Giant Investment, LLC (the “Supporting Stockholder”) has agreed to tender, and not withdraw, the Shares it beneficially owns in the Offer. The securities held by the Supporting Stockholder represent 10.7% of the Shares on a fully diluted basis as of the date of this Offer to Purchase. The Supporting Stockholder has also agreed to take certain actions in support of the Offer and the Merger on the terms and conditions set forth in the Stockholder Agreement.

The Stockholder Agreement terminates if the Merger Agreement is validly terminated under certain circumstances, including if the OPAY Board terminates the Merger Agreement in order to accept a Superior Proposal. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Stockholder Agreement” for a description of the Stockholder Agreement.

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QUESTIONS AND ANSWERS RELATING TO THE OFFER

The following are answers to some of the questions you, as a Stockholder, may have about the Offer. You should carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which this Offer to Purchase refers because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

Our name is Olympic Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of ACI Worldwide, Inc. We have been organized for the sole purpose of making the Offer and thereafter consummating the Merger. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning ACI and Purchaser.”

Why are you making the Offer?

We are making the Offer because we want to acquire control, and ultimately all of the Shares, of OPAY. Following the completion of the Merger, OPAY will become a wholly owned subsidiary of ACI.

When do you expect the Offer to be completed?

We intend to complete the Offer as soon as we can. The Expiration Time of the Offer is 12:00 midnight, New York City time, on Friday, November 1, 2013, subject to the satisfaction or waiver of the conditions to the Offer and subject to the extension of the Offer pursuant to the terms set forth herein. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Merger Agreement—Extensions of the Offer.”

May the Expiration Time be extended and, if so, under what circumstances?

Yes. We have agreed in the Merger Agreement that so long as neither OPAY nor ACI terminates the Merger Agreement in accordance with the terms of the Merger Agreement:

•	and if the conditions to the Offer have not been satisfied or waived, we will extend the Offer for successive periods of up to ten business days each (or such longer period of up to 20 business days if OPAY consents in writing) to permit any of the conditions to the Offer (including the Minimum Condition) to be satisfied;

•	we may extend the Offer for up to 10 business days on one occasion; and

•	we will extend the Offer for any period required by law or the rules, regulations, interpretations or positions of the SEC.

We will not, however, be required to extend the Offer beyond January 20, 2014, the Termination Date (as defined in Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—Termination”) and we may not extend the Offer beyond the Termination Date without OPAY’s consent. See Section 1—“Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

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Will there be a subsequent offering period?

Subject to the provisions of Section 251(h) of the DGCL and our obligation to consummate the Merger as soon as practicable following the consummation of the Offer and satisfaction of the remaining conditions set forth in the Merger Agreement, we may elect to provide a subsequent offering period (and one or more extensions thereof) of neither less than three business days nor more than 20 business days, during which time Stockholders whose Shares have not been tendered prior to the Expiration Time (or whose Shares were tendered and later withdrawn prior to the Expiration Time) may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1— “Terms of the Offer” and Section 4—“Withdrawal Rights.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Time (as so extended), and you will be able to withdraw your Shares until the Expiration Time. A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Time. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•	If you hold your Shares through a broker, bank, trust company, depositary or other nominee, you must contact your broker, bank, trust company or other nominee and give instructions that your Shares be tendered. See Section 3—“Procedure for Tendering Shares” for further details.

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with the certificates representing Shares tendered to the Depositary, or follow the procedures for book-entry transfer set forth in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase. These materials must reach the Depositary before the Expiration Time. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad—15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, an “Eligible Institution”), unless the Shares tendered are tendered (1) by a registered Stockholder who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (2) for the account of an Eligible Institution. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase. See Section 3—“Procedure for Tendering Shares” for a description of the terms of the Letter of Transmittal and the representations, warranties and covenants required to be made and agreed to by a tendering Stockholder.

•

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three business days after the date of

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execution of such Notice of Guaranteed Delivery. Please call the Information Agent toll free at (888) 750-5834 or collect at (212) 750-5833 for assistance. See Section 3—“Procedure for Tendering Shares” for further details.

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Time (as it may be extended). If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—“Withdrawal Rights.”

Will I have to pay any fees or commissions?

If you are the record holder of your Shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, banker or other nominee, and your broker tenders your shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply.

Do ACI and you have the financial resources to make payment?

Yes. We estimate that we will need $150 million to purchase all Shares validly tendered in the Offer, to pay the merger consideration in connection with the Merger and to pay the related fees and expenses. ACI will provide us with the funds necessary to purchase the Shares in the Offer and the Merger. All or a portion of the $150 million is expected to come from ACI’s cash on hand and/or existing credit facilities. The completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements or condition.

Will the Offer be followed by a Merger?

Yes, unless the conditions to the Merger are not satisfied or waived. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Merger Agreement—Conditions to the Merger.” If the Merger takes place, the holders of all of the Shares not held by ACI, us, OPAY and any Stockholder who validly exercises his or her appraisal rights in connection with the Merger will receive $8.35 per Share, net to seller in cash (or any higher price per Share that is paid in the Offer), without interest thereon and less any applicable withholding taxes.

Will a meeting of the Stockholders be required to approve the Merger?

No. If the conditions to the Offer and the Merger are satisfied or waived, we intend to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Stockholders and without a vote or any further action by the Stockholders. If we are prohibited from effecting the Merger pursuant to Section 251(h) of the DGCL, but hold of record, in the aggregate, at least 90% of the outstanding Shares (the “Short-Form Threshold”), we intend to effect the Merger as a short-form merger pursuant to Section 253 of the DGCL without a meeting of the Stockholders and without a vote or any further action by the Stockholders.

If you successfully complete the Offer, what will happen to the OPAY Board?

If the Offer is consummated, we will have the right to designate the number of directors, rounded up to the next whole number, on the OPAY Board that equals the product of (1) the total number of directors on the OPAY Board and (2) the percentage (rounded up to the next whole number) that the number of Shares beneficially owned by ACI and/or us (including Shares accepted for payment) bears to the total number of Shares outstanding. Therefore, if we accept Shares for payment pursuant to the Offer, ACI will obtain control of the

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management of OPAY shortly thereafter. However, prior to the effective time of the Merger, the approval of a majority of OPAY’s directors then in office who were not designated by us will be required for OPAY to authorize: (i) any termination of the Merger Agreement by OPAY; (ii) any amendment of the Merger Agreement requiring action by the OPAY Board; (iii) any amendment to OPAY’s charter or by-laws; (iv) any extension of time for performance of any obligation or action by ACI or us; or (v) any waiver of compliance with, or the enforcement by OPAY of any terms or conditions in the Merger Agreement for the benefit of OPAY. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions.”

Will OPAY continue as a public company following the Offer and/or the Merger?

No. We expect that if the closing of the Offer occurs, the Merger will occur promptly thereafter and OPAY will become a wholly owned subsidiary of ACI, will no longer be publicly owned and will be delisted from trading on NASDAQ.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the price per Share paid in the Offer payable in cash, without interest, subject to any required withholding tax. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, if applicable, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer.

Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only differences to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares, and different brokerage fees may apply to Shares which are tendered compared to shares surrendered in the Merger.

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The closing price for Shares was $8.50 per Share on September 20, 2013, the last full trading day before the announcement of the Merger Agreement. The Offer Price of $8.35 per Share represents an approximate 3.0%, 17.6%, 21.5%, 44.2% and 71.5% premium over the volume-weighted average trading prices for the Shares for the one month, 60-day, 90-day, 180-day and 360-day periods, respectively, ending on September 20, 2013.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

Are appraisal rights or dissenters’ rights available in either the Offer and/or the Merger?

No appraisal rights or dissenters’ rights are available in connection with the Offer. However, Stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with Section 262 of the DGCL. Any Stockholder who perfects appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of his or her Shares, as determined by a Delaware court. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—Appraisal Rights.”

What will happen to my stock options in the Offer and the Merger?

The Offer will have no impact on an option to purchase Shares (an “Option”).

Pursuant to the Merger Agreement, as of the Effective Time (as defined in Section 12—Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private

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Transactions—Directors), unless otherwise agreed to between ACI and the holder of an Option, each Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will become fully vested and converted automatically into the right of the holder to receive at the Effective Time (or promptly thereafter) an amount in cash equal to the product of (1) the total number of Shares subject to such Option immediately prior to the Effective Time and (2) the excess, if any, of the amount of the Offer Price over the exercise price per Share subject to such Option, less any applicable withholding taxes. As a result, as of the Effective Time, all Options will automatically cease to be outstanding and each holder of an Option will cease to have any rights other than the right to receive the Option cash payment. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—Treatment of OPAY Equity Options and Awards.

What will happen to my RSUs in the Offer and the Merger?

The Offer will have no impact on a right to purchase Shares on a restricted basis (each such right, an “RSU”).

Pursuant to the Merger Agreement, as of the Effective Time, unless otherwise agreed to between ACI and the holder of a RSU, for each RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) and that will become fully vested and promptly after the Effective Time, the holder thereof will receive an amount in cash equal to the product of (1) the total number of vested RSUs subject to such award of RSUs and (2) the Offer Price, less any required withholding taxes. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—Treatment of OPAY Equity Options and Awards.

What are the material United States federal income tax consequences of the Offer and the Merger?

If you are a U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Considerations”), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances, including the consequences under any applicable state, local or foreign income or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Considerations”.

Who is the Depositary for the Offer?

Computershare Trust Company, N.A. is acting as the depositary for the Offer. Its address and contact information are included on the back cover of this Offer to Purchase, in the Letter of Transmittal and in the other information being furnished to Stockholders in connection with the Offer.

Whom can I talk to if I have questions about the Offer?

You can call the Information Agent toll free at (888) 750-5834 or collect at (212) 750-5833 for assistance. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

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INTRODUCTION

Olympic Acquisition Corp. a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of ACI Worldwide, Inc., a Delaware corporation (“ACI”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Official Payments Holdings, Inc., a Delaware corporation (“OPAY”), at a price of $8.35 per Share net to seller in cash, less any applicable withholding taxes (the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase (“Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”, which together with the Offer to Purchase and other related materials, each as may be amended or supplemented from time to time, the “Offer”). Unless the context indicates otherwise, in this Offer to Purchase, we use the term “us”, “we” and “our” to refer to Purchaser and, where appropriate, ACI.

We are making the Offer pursuant to the Agreement and Plan of Merger, dated September 23, 2013 (the “Merger Agreement”), among ACI, us and OPAY. See Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions” for a description of the Merger Agreement. The Offer is conditioned upon the fulfillment of the conditions described in Section 14—“Conditions of the Offer.” We may waive some of the conditions to the Offer without the consent of OPAY. We may not, however, waive the Minimum Condition without the consent of OPAY. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Friday, November 1, 2013, unless we extend the Offer.

OPAY’S BOARD OF DIRECTORS (THE “OPAY BOARD”) HAS (1) UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (PURSUANT TO SECTION 251(H) OF THE DGCL), AND (2) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTEREST OF STOCKHOLDERS. THE OPAY BOARD RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES INTO THE OFFER.

For information with respect to the position of the OPAY Board with respect to the offer, please review OPAY’s Schedule 14D-9, which is being distributed to Stockholders together with this Offer to Purchase.

In connection with the execution and delivery of the Merger Agreement, ACI and we entered into a Stockholder Agreement, dated as of September 23, 2013 (the “Stockholder Agreement”), with Giant Investment, LLC (the “Supporting Stockholder”). Pursuant to the Stockholder Agreement, the Supporting Stockholder has agreed, on the terms and subject to the conditions set forth in the Stockholder Agreement, to tender, and not withdraw, in the Offer, the Shares beneficially owned by it. As of the date of this Offer to Purchase, the Shares subject to the Stockholder Agreement constitute 10.7% of the Shares on a fully diluted basis as of the date of this Offer to Purchase. The Stockholder Agreement terminates if the Merger Agreement is validly terminated, including if the OPAY of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Stockholder Agreement” for a description of the Stockholder Agreement.

OPAY has advised ACI and us that, to the best of OPAY’s knowledge, each executive officer and director of OPAY currently intends to tender all Shares held of record or beneficially owned by such person into the Offer. OPAY has informed ACI and us that, as of the date of this Offer to Purchase, OPAY’s directors and executive officers (excluding Shares beneficially owned by the Supporting Stockholder) beneficially own in the aggregate 62,433 Shares that are eligible for tender in the Offer, which Shares represent less than 0.4% of the Shares on a fully diluted basis.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer.

On the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay the Offer Price for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedure for Tendering Shares” on or prior to the Expiration Time. “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on Friday, November 1, 2013, unless extended, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is conditioned upon the Minimum Condition, the Antitrust Condition, the Litigation Condition and other customary conditions, including the absence of a Material Adverse Effect (as defined in Section 14—“Conditions of the Offer”) with respect to OPAY. See Section 14—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.” We may waive some of the conditions to the Offer without the consent of OPAY. We may not, however, waive the Minimum Condition without the consent of OPAY. OPAY has advised ACI and us that, as of the date of this Offer to Purchase, there were 17,817,949 Shares outstanding on a fully diluted basis.

We have agreed in the Merger Agreement that so long as neither OPAY nor ACI terminates the Merger Agreement in accordance with the terms of the Merger Agreement, (1) we may extend the Offer for up to ten business days on one occasion and (2) we will (i) if the conditions to the Offer have not been satisfied or waived, extend the Offer for successive periods of up to ten business days each (or such longer period of up to 20 business days if OPAY consents in writing) to permit any of the conditions to the Offer (including the Minimum Condition) to be satisfied, and (ii) extend the Offer for any period required by law or the rules, regulations, interpretations or positions of the SEC or its staff. We may extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer.

We will not, however be required to extend the Offer beyond the “Termination Date”, which is January 20, 2014, and we may not extend the Offer beyond the Termination Date without OPAY’s consent.

During any extension of the Offer, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to the tendering Stockholders’ rights to withdraw such Shares. See Section 4—“Withdrawal Rights” and Section 14—“Conditions of the Offer.”

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; except that OPAY’s prior written consent is required for us to:

•	decrease the Offer Price or change the form of consideration payable pursuant to the Offer;

•	reduce the number of Shares subject to the Offer;

•	impose conditions to the Offer in addition to those set forth in Section 14—“Conditions of the Offer”;

•	modify or change any condition to the Offer in a manner adverse to the Stockholders;

•	waive or change the Minimum Condition; or

•	amend any other term of the Offer in a manner adverse to the Stockholders.

If we make a material change in the terms of the Offer or information concerning the Offer or if waive a material condition to the Offer, we will disseminate additional tender offer materials as soon as practicable to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of such tender offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view, a tender offer must remain open for a minimum period of time following a material change in the terms or information of such tender offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms or information of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Time, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all Stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement of such extension, termination or amendment. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

OPAY has provided us with its Stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record Stockholders and to brokers, dealers, banks, trust companies and other nominees whose names appear on the Stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment.

On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time promptly after the later of (1) the Expiration Time and (2) the satisfaction or waiver of the conditions of the Offer set forth in Section 14—“Conditions of the Offer.” We may waive some of the conditions to the Offer without the consent of OPAY. We may not, however, waive the Minimum Condition without the consent of OPAY. Subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14(e)-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For information with respect to approvals that we are required to obtain under the HSR Act, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the Offer Price with the Depositary, which will act as the tendering Stockholders’ agent for the purpose of receiving payments from us and transmitting such payments to the tendering Stockholders. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares that are accepted for payment will be made only after timely receipt by the Depositary of:

•	certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in Section 3—“Procedure for Tendering Shares—Book-Entry Delivery”));

•	a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or an Agent’s Message (defined in Section 3—“Procedure for Tendering Shares—Book-Entry Delivery”) in connection with a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of its acceptance to the Depositary. See Section 3—“Procedure for Tendering Shares” for a description of the procedure for tendering Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from us and transmitting such payments to tendering Stockholders of record whose Shares have been accepted for payment.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if the tendering Stockholders submit certificates for more Shares than are tendered, we will return certificates (or instruct the transfer agent to issue new certificates) representing unpurchased or untendered Shares, without expense to such tendering Stockholders (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares”, the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the tendering Stockholders’ rights to receive payment for Shares validly tendered and accepted for payment.

3. Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for Stockholders to tender Shares into the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (1) the tendering Stockholder must deliver certificates representing tendered Shares to the Depositary or the tendering Stockholder must cause his or her Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (2) such tendering Stockholder must comply with the guaranteed delivery procedures set forth below.

For purposes of the Offer, “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate representing Shares to be lost, stolen or destroyed and, if required by ACI, the posting by such person of a bond, in such reasonable and customary amount as ACI may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate representing Shares, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate representing Shares the Offer Price without any interest thereon.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the tendering Stockholder’s election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend tendering Stockholders use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, tendering Stockholders should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Stockholder’s acceptance of the Offer, as well as such tendering Stockholder’s representation and warranty that (1) such tendering Stockholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (2) the tender of such Shares complies with the rules prohibiting so-called “short tenders” under Rule 14e-4 under the Exchange Act, and (3) such tendering Stockholder has the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by the tendering Stockholder pursuant to the Offer will constitute a binding agreement between such tendering Stockholder and us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer its Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with. Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (1) by a registered Stockholder who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for Shares, with the signatures on the certificates for Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for Shares.

Guaranteed Delivery. If a Stockholder wishes to tender Shares pursuant to the Offer and cannot deliver his or her Shares and all other required documents to the Depositary by the Expiration Time or may not complete the procedure for delivery by book-entry transfer on a timely basis, such Stockholder may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

•	the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and OPAY.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when we accept such Shares in the Offer, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Backup U.S. Federal Income Tax Withholding; Internal Revenue Service Forms. Under the U.S. federal income tax laws, the Depositary generally will be required to backup withhold at the applicable statutory rate of 28% from any payments made pursuant to the Offer unless the tendering Stockholder provides the Depositary with his or her correct taxpayer identification number and certifies under penalty of perjury that he or she is not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establishes an exemption from backup withholding in a manner satisfactory to the Depositary. If the tendering Stockholder is a nonresident alien or foreign entity, such tendering Stockholder generally will not be subject to backup withholding if such tendering Stockholder certifies his or her foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints our designees as his or her attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of his or her rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by the tendering Stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all the tendering Stockholder’s voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon its acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of Stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Stockholders.

Determination of Validity. We will determine, in our discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding, subject to the rights of tendering Stockholders to challenge our determination in a court of competent jurisdiction. We reserve the right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. We will not be under any duty to give notification of any defect or irregularity in tenders or waivers of any such defect or irregularity or incur any liability for failure to give any such notification, nor will the Depositary, the Information Agent or any other person be under any duty to give notification of any defect or irregularity in tenders or waivers of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions to such Letter of Transmittal) will be final and binding, subject to the rights of tendering Stockholders to challenge our determination in a court of competent jurisdiction.

4. Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Time.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that a tendering Stockholder duly exercises withdrawal rights as described in this Section 4.

For a tendering Stockholder’s withdrawal to be effective, a written or telegraphic notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered Stockholder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in Section 3—“Procedure for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding, subject to the rights of tendering Stockholders to challenge our determination in a court of competent jurisdiction. We will not be under any duty to give notification of any defect or irregularity in tenders or waivers of any such defect or irregularity or incur any liability for failure to give any such notification, nor will the Depositary, the Information Agent or any other person be under any duty to give notification of any defect or irregularity in tenders or waivers of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Considerations.

The following discussion summarizes certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) who sell Shares for cash pursuant to the Offer or whose Shares are converted into cash pursuant to the Merger, and is based upon present law (which is subject to change or differing interpretation at any time, possibly with retroactive effect). Due to the individual nature of tax consequences, tendering Stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer or the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if a tendering Stockholder holds his or her Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), which generally means property held for investment. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, Stockholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, Stockholders whose “functional currency” is not the U.S. dollar, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates or entities subject to the U.S. anti-inversion rules, persons who are not U.S. Holders, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation and persons who hold or have held directly, indirectly or constructively more than 5% of the outstanding Shares or affiliates of such persons). This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger or that any such position would be sustained.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Shares that is a citizen or resident of the United States, a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate that is subject to U.S. federal income tax on its worldwide income from all sources and a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (including any entity or arrangement treated as a partnership or other flow-through entity for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner or member in the partnership or other flow-through entity generally will depend upon the status of the partner or member and the activities of the partnership or other flow-through entity. Persons holding Shares through a partnership or other flow-through entity should consult their own tax advisors regarding the tax consequences of exchanging the Shares for cash pursuant to the Offer or pursuant to the Merger.

A U.S. Holder’s sale of Shares for cash pursuant to the Offer or the conversion of Shares into cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in the Shares exchanged pursuant to the Offer or the Merger and the amount of cash received in exchange therefor (determined before any reduction for withholding taxes). Generally, gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) sold or exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares is more than one year as of the date of the exchange of such shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

In addition, certain U.S. Holders who are individuals, estates or trusts whose income exceeds certain thresholds and who have “net investment income” as defined by the Code, may be subject to a 3.8% Medicare contribution tax on all or a portion of their capital gain from the sale of their Shares. U.S. Holders should consult their own tax advisors regarding the effect, if any, of the Medicare contribution tax on their exchange of Shares for cash pursuant to the Offer or the Merger.

Information Reporting and Backup Withholding. Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate if the Stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or fails to otherwise establish an exemption from backup withholding in a manner satisfactory to the Depositary. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding generally will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service. See Section 3—“Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding; Internal Revenue Service Forms.”

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “OPAY.” The following table sets forth the high and low sales prices per Share on NASDAQ for each quarterly period within the three preceding fiscal years, as reported in published financial sources:

	High	Low
2011
First Quarter	$6.27	$5.10
Second Quarter	5.59	4.53
Third Quarter	5.44	3.36
Fourth Quarter	4.36	3.42
2012
First Quarter	$5.36	$3.99
Second Quarter	5.13	3.90
Third Quarter	4.93	3.88
Fourth Quarter	5.70	4.91
2013
First Quarter	$6.21	$5.66
Second Quarter	6.99	5.43
Third Quarter	8.69	6.86
Fourth Quarter (through October 3, 2013)	8.32	8.31

The reported closing sales price per Share on NASDAQ for Shares was $8.50 per Share on September 20, 2013, the last full trading day before ACI announced the Merger Agreement. The Offer Price of $8.35 per Share represents an approximate 3.0%, 17.6%, 21.5%, 44.2% and 71.5% premium over the volume-weighted average trading prices for the Shares for the one month, 60-day, 90-day, 180-day and 360-day periods, respectively, ending on September 20, 2013. Before deciding whether to tender, Stockholders should obtain a current market quotation for Shares.

OPAY has never declared nor paid cash dividends on its Shares. Pursuant to the terms of the Merger Agreement, OPAY has agreed not to declare or pay any dividend with respect to the Shares.

7. Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for Shares. If the Offer is consummated but the Merger does not take place, the number of Stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by Stockholders other than us. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, Stockholders not tendering their Shares in the Offer will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that (1) tendering Stockholders will be paid earlier, (2) different brokerage fees may apply to Shares that are tendered compared to Shares that are surrendered in the Merger, and (3) those Stockholders who do not tender their Shares in the Offer may have the ability to exercise appraisal rights in connection with the Merger.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that, if not met, could lead to the delisting of the Shares from NASDAQ. Among such criteria are the number of Stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. We intend to delist the Shares if, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of NASDAQ for continued listing. The market for Shares could be adversely affected.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of OPAY to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by OPAY to Stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a Stockholders’ meeting and the related requirement to furnish an annual report to Stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to OPAY. Furthermore, “affiliates” of OPAY and persons holding “restricted securities” of OPAY may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, Shares would no longer be “margin securities” or eligible for stock exchange listing. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause OPAY to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning OPAY.

OPAY is a Delaware corporation with principal executive offices located at 3550 Engineering Drive, Suite 400, Norcross, Georgia 30092. OPAY’s telephone number at such address is (770) 325-3100.

The information concerning OPAY contained in this Offer to Purchase has been taken from or is based upon information furnished by OPAY or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to OPAY’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue in any material respect. However, we do not assume any responsibility for the accuracy or completeness of the information concerning OPAY, whether furnished by OPAY or contained in such documents and records, or for any failure by OPAY to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

Since 1994, OPAY has been a leading provider of electronic payment solutions for over 3,000 clients across all 50 states, Puerto Rico and the District of Columbia. In 2012, more than 12 million customers and constituents of OPAY’s clients utilized its services. OPAY’s solutions enable government agencies, educational institutions, utility companies and charitable organizations to accept payments by credit card, debit card and electronic check via mobile devices, the Internet, telephone and point of sale devices.

Utilizing OPAY’s payment solutions, clients can reduce, if not eliminate, the costs of accepting payments from their customers. Additionally, OPAY’s clients can comply with Payment Card Industry data security requirements and other payment industry standards while offering their customers a secure and convenient means of payment. The demand for OPAY’s services has been driven by an increasing willingness, and preference, of consumers to utilize electronic payments. Consumers appreciate the flexibility, speed, convenience, security, tracking and verifiability of electronic payments as well as the variety of funding sources OPAY’s solutions allow them to use to make payments. Merchants and billers have been expanding their use of electronic payments in response to consumer demand, in an effort to lower their costs to manage and deliver payment functionality to comply with regulatory mandates.

OPAY’s business consists of two reportable segments: Payment Solutions and its Voice and Systems Automation business. OPAY is in the process of winding-down the Voice and Systems Automation business and expects to complete this effort in fiscal year 2014. In the interim, OPAY is not pursuing new Voice and Systems Automation clients but continues to support existing contracts.

Revenues from OPAY’s Payment Solutions operations were $134.4 million for fiscal year 2012. Fiscal year 2012 transaction volume decreased 0.5% and total dollars processed increased 10.1% over fiscal year 2011. Revenues from OPAY’s Payment Solutions operations make up 99.0% of its revenues from continuing operations.

OPAY Projections. OPAY has provided ACI and us with selected projected financial information. OPAY’s management prepares projections of its expected financial performance as part of its ongoing management of the business. OPAY does not, as a matter of course, make public any specific forecasts or projections as to its future financial performance. However, in connection with ACI’s due diligence, OPAY made available certain projected and budgeted financial information concerning OPAY to ACI. OPAY advised ACI that OPAY’s internal financial forecasts (upon which the projections provided to ACI were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of ACI, us, OPAY or their respective affiliates or representatives considered or now considers the projections to be a reliable prediction of future events, and this information should not be relied upon as such. These projections are being provided in this document only because OPAY made them available to ACI in connection with ACI’s due diligence review of OPAY and are not being provided to influence any Stockholder to make any investment decision with respect to the Offer or any other purpose. None of ACI, us, OPAY or any of their respective affiliates or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections described below, nor do they make any representation to any person regarding the projections. None of ACI, us, OPAY or any of their affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the projections if any of it is or becomes inaccurate (even in the short term). In this regard, investors are cautioned not to place undue reliance on the projections.

It is ACI’s understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, it is ACI’s understanding that neither OPAY’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

OPAY has advised that the financial projections reflect numerous estimates and assumptions (not all of which were provided to ACI) made by OPAY with respect to industry performance, general business, economic, competitive, regulatory, market and financial conditions and other future events, as well as matters specific to OPAY’s business, such as demand for its products and services, competition and levels of operating expenses, all of which are difficult to predict and many of which are beyond OPAY’s control. The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the volatility of OPAY’s industry and based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, OPAY’s performance and ability to achieve strategic goals over the applicable period, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described under “Risk Factors” in OPAY’s Annual Report on Form 10-K for the year ended September 30, 2012, and in OPAY’s other filings with the SEC. The financial projections may not, therefore, be considered a guaranty of future operating results, and the projections should not be relied upon as such.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding OPAY contained in OPAY’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the Offer, the Merger or the other transactions contemplated by the Merger Agreement. Further, the financial projections do not take into account the effect of any failure of the Offer to be consummated and should not be viewed as accurate or continuing in that context. The Stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this Offer to Purchase.

The financial projections include the following estimates of OPAY’s future financial performance (in thousands):

	Fiscal Year Ending September 30,
	2013	2014	2015	2016	2017
Gross Revenue	140,146	150,522	167,889	189,975	217,509
Net Revenue[1]	48,615	52,804	60,403	69,453	80,332
EBIT[2]	-2,073	4,375	7,079	15,820	25,480
Adjusted EBITDA[3]	7,900	13,865	17,491	22,938	30,469

[1]	Gross revenue less direct costs including interchange / discount fees
[2]	EBIT is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. EBIT is defined as earnings before interest and taxes. OPAY management believes that using EBIT as a metric is useful for evaluating OPAY’s performance against the performance of peer companies within the electronic payments industry, and that using EBIT as a metric provides investors with additional transparency on the financial measures used in OPAY management’s decision-making. Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with GAAP.
[3]	Adjusted EBITDA is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring items (2010-2012), and excludes the impact of stock based compensation. OPAY management believes that using Adjusted EBITDA as a metric is useful for evaluating OPAY’s performance against the performance of peer companies within the electronic payments industry, and that using Adjusted EBITDA as a metric provides investors with additional transparency on the financial measures used in OPAY management’s decision-making. Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with GAAP.

Additional Information. OPAY is subject to the informational and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. OPAY’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9. Certain Information Concerning Purchaser and ACI.

We are a Delaware corporation incorporated on September 20, 2013, with principal executive offices at 3520 Kraft Road, Suite 300, Naples, Florida 34105. The telephone number of our principal executive offices is (239) 403-4600. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. We are a wholly owned subsidiary of ACI.

ACI is a Delaware corporation with principal executive offices at 3520 Kraft Road, Suite 300, Naples, Florida 34105. The telephone number of ACI’s principal executive offices is (239) 403-4600. ACI and its subsidiaries develop, market, install and support a broad line of software products and services primarily focused on facilitating electronic payments. In addition to its own products, ACI distributes, or acts as a sales agent for, software developed by third parties. These products and services are used principally by financial institutions, retailers and electronic payment processors, both in domestic and international markets. Most of ACI’s products are sold and supported through distribution networks covering three geographic regions—the Americas, Europe/Middle East/Africa and Asia/Pacific. Each distribution network has its own sales force that it supplements with independent reseller and/or distributor networks. ACI’s products are marketed under the ACI and ACI Payment Systems brands.

The electronic payments market is comprised of financial institutions, retailers, third-party electronic payment processors, payment associations, switch interchanges and a wide range of transaction-generating endpoints, including automated teller machines, retail merchant locations, bank branches, mobile phones, corporations and Internet commerce sites. The authentication, authorization, switching, settlement and reconciliation of electronic payments is a complex activity due to the large number of locations and variety of sources from which transactions can be generated, the large number of participants in the market, high transaction volumes, geographically dispersed networks, differing types of authorization, and varied reporting requirements. These activities are typically performed online and are often conducted 24 hours a day, seven days a week.

The name, business address, current principal occupation or employment, five-year employment history, citizenship and ownership of Shares of each director and executive officer of ACI and us and certain other information are set forth on Schedule I to this Offer to Purchase.

Except as described elsewhere in this Offer to Purchase or in Schedule I:

•	none of us, ACI and, to our and ACI’s knowledge, the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of ACI, us or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of OPAY;

•	none of us, ACI and, to our and ACI’s knowledge, the persons or entities referred to in the first clause above has effected any transaction in Shares or any other equity securities of OPAY during the past 60 days;

•	none of us, ACI and, to our and ACI’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of OPAY (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations);

•	during the two years before the date of this Offer to Purchase, there have been no transactions between ACI, us, our subsidiaries or, to ACI’s and our knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and OPAY or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations;

•	during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between ACI, us, our subsidiaries or, to ACI’s and our knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and OPAY, its subsidiary or their affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets;

•	none of us, ACI and, to our and ACI’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and

•	none of us, ACI and, to our and ACI’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Additional Information. ACI is subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. ACI is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with ACI. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as reports, proxy statements and other information we have filed with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that we have filed electronically with the SEC.

10. Source and Amount of Funds.

We estimate that we will need $150 million to purchase all Shares validly tendered in the Offer, to pay the Merger Consideration in connection with the Merger and to pay the related fees and expenses. ACI will provide us with the funds necessary to purchase the Shares in the Offer and the Merger. All or a portion of the $150 million is expected to come from ACI’s cash on hand and/or existing credit facilities. The completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements or condition.

11. Background of the Offer.

In May 2013, William Blair & Company, L.L.C., OPAY’s financial advisor (“William Blair”), contacted ACI to gauge its interest in a possible transaction involving OPAY.

On June 17, 2013, OPAY and ACI executed a confidentiality and standstill agreement and OPAY subsequently provided confidential information to ACI.

On June 27, 2013, ACI submitted its non-binding preliminary indication of interest to William Blair, with ACI proposing to acquire OPAY at a price per share of $8.10 per Share.

On June 28, 2013, William Blair invited ACI to participate in OPAY’s due diligence process. During July and August 2013, William Blair provided ACI access to a virtual data room and, on several occasions, ACI and OPAY had in-person and telephonic meetings to receive presentations by OPAY’s management with respect to OPAY’s business, financial condition, results of operations and prospects.

Between July 23, 2013 and August 8, 2013, members of OPAY’s management and William Blair and Kirkland & Ellis LLP, OPAY’s legal counsel (“K&E”), held in-person and telephonic meetings with ACI regarding follow-up questions as to OPAY’s performance, forecasts and the financial due diligence requests.

On July 23, 2013, William Blair provided ACI instructions for submitting a definitive proposal to acquire OPAY, including a mark-up of the draft Merger Agreement that had been prepared by K&E.

On August 15, 2013, ACI submitted to William Blair a proposal to acquire OPAY at a price per Share of $8.10, along with a mark-up of the Merger Agreement from ACI’s legal counsel at Jones Day.

On August 30, 2013, representatives of William Blair and ACI spoke about ACI’s diligence process to date and ACI’s proposal. Later on that same day, William Blair received a revised proposal from ACI to acquire OPAY at a price per Share of $8.25. ACI informed William Blair that ACI was planning to hold a meeting of the ACI Board of Directors on September 12, 2013.

On September 6, 2013, William Blair informed ACI that its price was not compelling and that certain provisions of the Merger Agreement that it was seeking were not acceptable, particularly the size of the termination fee (4% of equity value) and the closing conditions regarding pending litigation and the status of OPAY’s financial statements.

On September 7, 2013, ACI called William Blair and informed William Blair that it was not willing to increase its indicated price at that time and that it was not willing to give up certain closing conditions in the Merger Agreement that it had requested, but indicated that it could potentially be flexible with respect to certain other provisions.

On September 9, 2013, the Chairman of the OPAY Board spoke with Mr. Heasley, ACI’s President and Chief Executive Officer, regarding the adequacy of its current offer price of $8.25 per Share and noted that OPAY needed to receive ACI’s best and final offer to acquire OPAY. Later on that same day, ACI submitted to William Blair a revised acquisition proposal to acquire OPAY at a price per share of $8.35.

On September 16, 2013, K&E held a conference call with Jones Day to discuss the terms and conditions of the Merger Agreement, including the closing conditions, the termination provisions and the termination fee, the tender offer structure and the preparation of the Schedule 14D-9. During this call, K&E discussed with Jones Day the proposed termination fee (4% of equity value) and requested that it be reduced.

On September 17, 2013, Jones Day provided K&E a draft Stockholder Agreement pursuant to which the Supporting Stockholder (an affiliate of Parthenon Capital Partners) would agree to tender its Shares into the Offer.

On September 18, 2013, William Blair spoke with ACI regarding the price and other revisions to the Merger Agreement that OPAY had requested, particularly with respect to the size of the termination fee and the closing condition related to pending litigation. ACI indicated that $8.35 was its best and final price, but said it would consider the other changes. Later that day, ACI informed William Blair that it was not prepared to agree to the requested changes.

On September 19, 2013, K&E and Jones Day spoke by telephone to negotiate certain open items in the Merger Agreement, including the size of the termination fee and the Stockholder Agreement.

On September 20, 2013, the ACI Board of Directors approved the transaction and the execution of the Merger Agreement and the Stockholder Agreement.

During the period between September 20 to September 22, 2013, K&E and Jones Day continued to negotiate and exchange drafts of the Merger Agreement and the Stockholder Agreement. On September 22, 2013, the parties finalized the Merger Agreement and Stockholder Agreement and executed them in the early morning of September 23, 2013.

On September 23, 2013, before the opening of trading on the NASDAQ, OPAY and ACI issued a joint press release announcing the execution of the Merger Agreement. On September 23, 2013, each of OPAY and ACI filed with the SEC a Form 8-K which disclosed the fact that the parties had entered into the Merger Agreement and communicated information about the upcoming Offer.

On October 4, 2013, we filed with the SEC our Schedule TO and commenced the Offer. The Schedule 14D-9 was filed that same day. For additional information, see “Item 4. The Solicitation or Recommendation—Background of the Offer” in OPAY’s Schedule 14D-9.

12. Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions.

(a) Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, OPAY. The Offer is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of OPAY not purchased pursuant to the Offer or otherwise.

(b) Plans for OPAY. Upon the purchase of Shares pursuant to the Offer, ACI will be entitled to designate a number of directors to the OPAY Board, rounded up to the nearest whole number on the OPAY Board, equal to the product of (1) the total number of directors on the OPAY Board and (2) the percentage (rounded up to the next whole number) that the number of Shares beneficially owned by ACI and/or us (including Shares accepted for payment) bears to the total number of Shares then outstanding. At that time, ACI will also be entitled to designate the number of members, rounded up to the next whole number on (i) each committee of the OPAY Board and (ii) as requested by ACI, each board of directors of each subsidiary of OPAY (and each committee thereof) that represents the same percentage as such individuals represent on the OPAY Board. We currently intend that, promptly after consummation of the Offer, ACI will designate one or more persons who are likely to be employees of ACI or its affiliates to serve as directors of OPAY. We expect that such representation on the OPAY Board will permit ACI to exert substantial influence over OPAY’s conduct of its business and operations.

However, prior to the effective time of the Merger, the approval of a majority of OPAY’s independent directors then in office who were not designated by us will be required for OPAY to authorize (1) any termination of the Merger Agreement by OPAY; (2) any amendment of the Merger Agreement requiring action by the OPAY Board; (3) any amendment to the OPAY charter and by-laws; (4) any extension of time for performance of any obligation or action by ACI or us; or (5) any waiver of any terms or conditions in the Merger Agreement for the benefit of OPAY.

If we accept for payment and pay for Shares in the Offer, we expect to merge with and into OPAY. We currently intend, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of the surviving corporation in the Merger (the “Surviving Corporation”). The officers of OPAY immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time.

If the Offer is consummated, we do not anticipate seeking the approval of OPAY’s remaining Stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the Stockholders in accordance with Section 251(h) of the DGCL. If we are prohibited from effecting the Merger pursuant to Section 251(h) of the DGCL, but hold of record, in the aggregate, at least 90% of the outstanding Shares, we intend to effect the Merger as a short-form merger pursuant to Section 253 of the DGCL without a meeting of the Stockholders and without a vote or any further action by the Stockholders.

Following the completion of the Offer, we expect to conduct a detailed review of OPAY and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will also evaluate the business and operations of OPAY during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of OPAY’s business, operations, capitalization and management with a view to optimizing development of OPAY’s potential in conjunction with ACI’s existing businesses. Possible changes could include changes in OPAY’s business, corporate structure, charter, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters.

(c) The Merger Agreement. The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which we have included as an exhibit to the Schedule TO, which Stockholders may examine and copy. You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The summary description has been included in this Offer to Purchase to provide Stockholders with information regarding the terms of the Merger Agreement. The Merger Agreement is not intended to modify or supplement any factual disclosures about OPAY or ACI in OPAY’s or ACI’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to OPAY or ACI without taking into consideration the entirety of public disclosure by OPAY as set forth in its public disclosures. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which we may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations, warranties and covenants of the other party prove to be untrue due to a change in circumstance or otherwise or covenants are breached, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to Stockholders. The Merger Agreement is filed as Exhibit (d)(1) to the Schedule TO and is incorporated by reference.

The Offer. The Merger Agreement provides that we must commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than October 4, 2013 or such other date as may be agreed to by OPAY and ACI). Our obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction of the other conditions set forth in Section 14—“Conditions of the Offer.” We may waive certain of the conditions to the Offer without the consent of OPAY. We may not, however, waive the Minimum Condition without the consent of OPAY. The Merger Agreement provides that each Stockholder who tenders Shares in the Offer will receive $8.35 for each Share tendered in cash, less any applicable withholding taxes. We have agreed that, without the prior written consent of OPAY, we will not:

•	decrease the Offer Price or change the form of consideration payable pursuant to the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	impose conditions to the Offer in addition to those set forth in Section 14—“Conditions of the Offer”;

•	modify or change any condition to the Offer in a manner adverse to the Stockholders;

•	waive or change the Minimum Condition; or

•	amend any other term of the Offer in a manner adverse to the Stockholders.

Extensions of the Offer. We may extend the Offer for up to ten business days on one occasion. We will, (1) if the conditions to the Offer have not been satisfied or waived, extend the Offer for successive periods of up to ten business days each (or such longer period of up to 20 business days if OPAY consents in writing), to permit any of the conditions to the Offer (including the Minimum Condition) to be satisfied and (2) extend the Offer for any period required by law or the rules, regulations, interpretations or positions of the SEC. We may, following the Offer Closing, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

We will not, however, be required to extend the Offer beyond the Termination Date, and we may not extend the Offer beyond the Termination Date without OPAY’s consent.

The Merger Agreement obligates us, subject to applicable securities laws and the satisfaction of the conditions set forth in Section 14—“Conditions of the Offer”, to accept for payment and pay for, as soon as practicable after the Expiration Time, all Shares validly tendered and not withdrawn pursuant to the Offer.

Directors. Effective upon the purchase of Shares pursuant to the Offer, ACI will be entitled to designate a number of directors rounded up to the next whole number, on the OPAY Board, equal to the product of (1) the total number of directors on the OPAY Board and (2) the percentage (rounded up to the next whole number) that the number of Shares beneficially owned by ACI and/or us (including Shares accepted for payment) bears to the total number of Shares then outstanding. At that time, ACI will also be entitled to designate the number of members, rounded up to the next whole number on (i) each committee of the OPAY Board and (ii) as requested by ACI, each board of directors of each subsidiary of OPAY (and each committee thereof) that represents the same percentage as such individuals represent on the OPAY Board.

Following the election or appointment of ACI’s designees and until the effective time of the Merger (the “Effective Time”), the approval of a majority of the independent directors of the OPAY Board then in office who were not designated by ACI will be required to authorize:

•	any termination of the Merger Agreement by OPAY;

•	any amendment of the Merger Agreement requiring action by the OPAY Board;

•	any amendment to the OPAY charter or by-laws;

•	any extension of time for performance of any obligation or action by ACI or us; or

•	any waiver of any terms or conditions in the Merger Agreement for the benefit of OPAY.

Merger without a Vote. The Merger Agreement provides that, following the Offer, we will cause the Merger to become effective immediately without a vote or any further action by the Stockholders in accordance with Section 251(h) of the DGCL. If we are prohibited from effecting the Merger pursuant to Section 251(h) of the DGCL, but hold of record, in the aggregate, at least 90% of the outstanding Shares, the Merger Agreement provides that we can cause the Merger to become effective pursuant to Section 253 of the DGCL without a meeting of the Stockholders and without a vote or any further action by the Stockholders.

The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or the waiver of specified conditions described in this Offer to Purchase, at the Effective Time, we will be merged with and into OPAY. Following the Merger, our separate existence will cease, and OPAY will continue as the Surviving Corporation and a wholly owned subsidiary of ACI.

Under the terms of the Merger Agreement, at the Effective Time, each Share outstanding immediately prior to the Effective Time will be converted automatically into the right to receive a cash amount equal to the Offer Price (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (1) Shares directly owned by ACI, us or any other wholly owned subsidiary of ACI, (2) Shares directly owned by OPAY or its subsidiary, and (3) Dissenting Shares (as defined below). Each Share directly held by ACI, us or OPAY immediately prior to the Effective Time will be automatically cancelled and retired, and no payment will be made with respect to such Shares.

Shares that are issued and outstanding immediately prior to the Effective Time and held by a Stockholder (if any) who is entitled to demand, and who properly demands, appraisal for such Shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Merger Consideration, but rather such Stockholder will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. For the avoidance of doubt, we, ACI and OPAY have agreed and acknowledged that, in any appraisal proceeding described in this Offer to Purchase and to the fullest extent permitted by applicable law, the fair value of Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL. However, all Dissenting Shares held by Stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. Any Stockholder who tenders his or her Shares in the Offer will not be entitled to exercise appraisal rights with respect to such shares, but rather, subject to the conditions of the Offer, will receive the Offer Price.

Treatment of OPAY Equity Options and Awards. The Merger Agreement provides that unless otherwise agreed to between ACI and the holder of an Option, each Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will become fully vested and converted automatically into the right of the holder to receive at the Effective Time (or promptly thereafter) an amount in cash equal to the product of (1) the total number of Shares subject to such Option immediately prior to the Effective Time and (2) the excess, if any, of the amount of the Offer Price over the exercise price per Share subject to such Option, less any required withholding taxes. As a result, as of the Effective Time, all Options will automatically cease to be outstanding and each holder of an Option will cease to have any rights other than the right to receive the Option cash payment.

The Merger Agreement also provides that, as of the Effective Time, unless otherwise agreed to between ACI and the holder of a right to purchase Shares on a deferred basis (an “RSU”), for each RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) and that will become fully vested and promptly after the Effective Time, the holder thereof will receive an amount in cash equal to the product of (1) the total number of vested RSUs subject to such award of RSUs and (2) the Offer Price, less any required withholding taxes.

Certificate of Incorporation, By-laws, Directors and Officers. At the Effective Time, the certificate of incorporation and the by-laws of the Surviving Corporation will be amended in their entirety to the certificate of incorporation and by-laws attached as exhibits to the Merger Agreement, except the name of the Surviving Corporation will remain “Official Payments Holdings, Inc.”, and, as so amended, will be the certificate of incorporation and by-laws of the Surviving Corporation until changed or amended as provided in its respective certificate of incorporation, by-laws and by applicable law. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, (1) our directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and (2) the officers of OPAY immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

Representations and Warranties. In the Merger Agreement, OPAY has made customary representations and warranties to ACI and us, including representations relating to its organization and standing, corporate authority, consents and regulatory approvals, capitalization, subsidiaries, SEC filings, the Sarbanes-Oxley Act of 2002, litigation, compliance with laws, material contracts, taxes, benefit plans, compensation arrangements, labor matters, absence of certain changes, environmental matters, intellectual property, certain business practices, real and personal property, insurance, related party transactions, board approvals and brokers. We and ACI have made customary representations and warranties to OPAY with respect to, among other matters, organization and standing, corporate authority, no conflicts, consents and regulatory approvals, litigation, financing, solvency, no prior activities, neither us nor ACI being an “interested stockholder” as defined in Section 203 of the DGCL, brokers and non-reliance on OPAY’s projections and estimates.

None of the representations and warranties in the Merger Agreement will survive the Effective Time of the Merger.

Operating Covenants. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, OPAY will, and will cause its subsidiary to (unless otherwise required by applicable law, consented to in writing in advance by ACI or expressly permitted or required by the Merger Agreement or as set forth in the disclosure schedules to the Merger Agreement), carry on its business in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve (a) the current relationships of OPAY and its subsidiary with each of their respective customers, suppliers and other business relationships, (b) substantially intact its respective business organizations and will not, among other things:

•	amend OPAY’s certificate of incorporation or by-laws;

•

except as otherwise permitted in the Merger Agreement, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of OPAY’s existing stock options, RSUs, warrants, conversion rights and other contractual rights existing as of the date of the Merger Agreement and set forth in the disclosure schedules to the Merger Agreement);

•	declare, set aside, make or pay any dividend or distribution with respect to any of its capital stock (other than dividends paid by OPAY’s subsidiary to OPAY), or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, except pursuant to the exercise or settlement of OPAY’s existing stock options, RSUs, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on the date of the Merger Agreement and set forth in the disclosure schedules to the Merger Agreement;

•	acquire all or any portion of the assets, business, properties or shares of stock or other securities of any other person other than the purchase of assets and properties in the ordinary course of business consistent with past practice and for consideration that is individually not in excess of $1 million or, in the aggregate, not in excess of $5 million for acquisitions by OPAY and its subsidiary taken as a whole;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any third party (other than OPAY’s subsidiary) for borrowed money, except (1) indebtedness owing by OPAY’s subsidiary to OPAY, (2) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed and on terms no less favorable in the aggregate than such existing indebtedness, and (3) indebtedness for borrowed money incurred with respect to permitted acquisitions or capital expenditures;

•	grant any lien in any of its material assets to secure any indebtedness for borrowed money, except as otherwise permitted by the Merger Agreement;

•	issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any third party, or make any loans or advances, other than (1) loans or advances to OPAY’s subsidiary and (2) advances of travel and other out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

•	authorize or make any commitment with respect to capital expenditures that exceeds OPAY’s capital expenditures budget for fiscal year 2014 by $250,000 individually or $500,000 in the aggregate;

•	enter into any new material line of business outside of its existing business segments;

•	adopt or amend any existing OPAY benefit plans, increase the compensation or fringe benefits of any OPAY or any OPAY’s subsidiary’s director, officer or employee, pay, fund or accelerate the vesting of any benefit not provided for by any existing benefit plans, except, in each case, (1) as reasonably necessary to comply with applicable law to address the requirements of the Merger Agreement or the terms of existing contracts disclosed in the disclosure schedules to the Merger Agreement or (2) in connection with employees who are not directors or executive officers (as such term is used in Rule 3b-7 of the Exchange Act) in the ordinary course of business consistent with past practice;

•	pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (1) performance of contractual obligations in accordance with their terms, (2) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (3) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (i) disclosed in the most recent financial statements (or the notes thereto) of OPAY included in OPAY’s SEC filings filed prior to September 20, 2013 or contemplated by documents made available to ACI prior to September 20, 2013 or (ii) incurred since the date of such SEC filings in the ordinary course of business consistent with past practice;

•	except as otherwise permitted in the Merger Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of OPAY or its subsidiary (other than the Merger).

•	dispose of, sell, lease, license or otherwise transfer, any of OPAY’s or its subsidiary’s material assets, properties, interests or businesses, other than (1) disposing of, selling, leasing or otherwise transferring obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice or (2) licensing OPAY owned intellectual property on a non-exclusive basis in the ordinary course of business consistent with past practice;

•	enter into, renew, amend or modify in any material respect or terminate any material contract (as defined in the Merger Agreement) or otherwise waive, release or assign any material rights, claims or benefits of OPAY or its subsidiary; provided, however, OPAY and its subsidiary are not prohibited or precluded from (1) negotiating and/or renewing in the ordinary course of business consistent with past practice any material contracts which expire upon their terms or (2) entering into any customer or supplier contracts in the ordinary course of business consistent with past practice, regardless of whether or not any such contract would constitute a material contract for purposes of the Merger Agreement;

•	make any material change in its methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;

•	make or change any material tax election, adopt or change any material tax method of accounting, consent to any extension or waiver of the statute of limitations period applicable to any material tax claim, audit or assessment, change any annual tax accounting period, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, file any amended tax return that is material or settle or compromise any material tax claim, audit or assessment; or

•	knowingly commit or agree to take any of the foregoing actions or any action which would result in any of the conditions to the Offer or the Merger not being satisfied.

Access to Information. From the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information and other applicable terms and conditions set forth in the Merger Agreement, OPAY will (1) afford ACI and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives access during normal business hours to the officers, employees, agents, properties, offices and other facilities of OPAY or its subsidiary and to the books and records thereof and (2) furnish or cause to be furnished such reasonably available information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of OPAY and its subsidiary as ACI, its representatives or we may reasonably request.

Standstill. Unless the Merger Agreement is terminated in accordance with its terms, (1) neither OPAY nor its subsidiary is allowed to terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving OPAY or any standstill agreement to which it is a party unless the OPAY Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and (2) OPAY will use its reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, unless the OPAY Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

No Solicitation. In the Merger Agreement, OPAY has agreed that neither it nor its subsidiary, nor any of their respective officers, directors or employees, will, and that it will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any Takeover Proposal (as defined below);

•	enter into any agreement or agreement in principle with respect to a Takeover Proposal; and

•	participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to any Takeover Proposal.

OPAY will, and will cause its subsidiary to, and use its reasonable best efforts to cause its and their respective representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

Under the Merger Agreement, OPAY agreed that it will promptly, and in no event later than 48 hours after its receipt thereof, advise ACI of any request for information relating to a Takeover Proposal and the material terms and conditions of such request or Takeover Proposal, , and provide to ACI copies of all correspondence and other written material sent or provided to OPAY in connection with any Takeover Proposal or sent or provided by OPAY to such third party in connection with any Takeover Proposal.

At any time prior to our acceptance for payment of Shares pursuant to the Offer (the “Offer Closing”), in response to a bona fide written Takeover Proposal that was not solicited in violation of the Merger Agreement and the OPAY Board determines, in good faith after consultation with a financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, OPAY may (1) furnish information and/or draft agreements with respect to OPAY and its subsidiary to the person making the Takeover Proposal, subject to such person making the Takeover Proposal signing a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to OPAY than those contained in the confidentially agreement between ACI and OPAY, and (2) participate in discussions or negotiations with the person making the Takeover Proposal regarding such Takeover Proposal.

Promptly (and in any event, within 48 hours) upon determination by the OPAY Board that the Takeover Proposal constitutes a Superior Proposal (as defined below), OPAY will deliver to ACI a written notice advising ACI of the OPAY Board’s determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal.

OPAY Board Recommendation; OPAY Adverse Recommendation. The OPAY Board has (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and Merger, are fair to and in the best interest of OPAY and the Stockholders; (3) approved the Merger Agreement, the Offer, the Merger (pursuant to Section 251(h) of the DGCL) and the other transactions contemplated by the Merger Agreement, declaring their advisability; and (3) recommended to the Stockholders that they accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “OPAY Board Recommendation”). Pursuant to the Merger Agreement, OPAY will include the OPAY Board Recommendation in its Schedule 14D-9, except the OPAY Board may withdraw or not continue to make or modify the OPAY Board Recommendation in a manner adverse to ACI or approve or recommend a Superior Proposal(such actions, an “OPAY Adverse Recommendation”) in connection with a Takeover Proposal resulting in a Superior Proposal or in connection with an Intervening Event (as defined below).

At any time prior to the Offer Closing, subject to the terms and conditions of the Merger Agreement, the OPAY Board may make an OPAY Adverse Recommendation with respect to a Superior Proposal, or in connection with such OPAY Adverse Recommendation, terminate the Merger Agreement and enter into an agreement with respect to a Superior Proposal, if:

•	the OPAY Board determines in good faith after consultation with outside legal counsel and a financial advisor that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	OPAY has provided ACI four business days’ prior written notice (a “Notice of Superior Proposal” and such four business day period, the “Notice Period”) advising ACI that the OPAY Board intends to take such action and including in the Notice of Superior Proposal and attaching to the Notice of Superior Proposal the most current version of the proposed agreement or a reasonably detailed summary of the material terms and conditions of such Superior Proposal;

•	during the Notice Period, OPAY has caused its financial and legal advisors to negotiate with ACI in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal;

•	the OPAY Board has considered in good faith any proposed changes to the Merger Agreement proposed in writing by ACI and has not determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect;

•	OPAY has complied with its no solicitation covenants under the Merger Agreement (other than any de minimis failure to comply); and

•	OPAY has terminated the Merger Agreement and paid the Termination Fee (as defined below) as required by the Merger Agreement.

At any time prior to the Offer Closing, subject to the terms and conditions of the Merger Agreement, the OPAY Board may only make an OPAY Adverse Recommendation that does not relate to a Takeover Proposal if it is in response to a material development, fact, change, event, effect, occurrence or circumstance with respect to OPAY that was not known or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable) by OPAY or the OPAY Board as of the date of the Merger Agreement (excluding OPAY exceeding internal or published projections, forecasts or revenue or earning predictions for any period, but not excluding the facts or occurrences giving rise or contributing to OPAY’s ability to exceed such projections, forecasts or predictions)) (an “Intervening Event”) if:

•	the OPAY Board, or any committee thereof, has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being understood that the OPAY Board (or any committee thereof) in making such determination may consider an Intervening Event alone or together with developments, facts, changes, events, effects, occurrences or circumstances that were known or reasonably foreseeable by OPAY or the OPAY Board as of the date of the Merger Agreement);

•	the OPAY Board, or any committee thereof, provided ACI with at least three business days prior written notice of its intention to take such action, which notice will identify the reasons for the proposed OPAY Adverse Recommendation; and

•	following the end of such notice period, the OPAY Board, or any committee thereof, considered in good faith any revisions to the Merger Agreement proposed in writing by ACI and determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement does not prohibit OPAY from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Takeover Proposal, including any so called “stop, look and listen” communications, or any disclosure obligations that the OPAY Board determines in good faith would be reasonably necessary under applicable law; provided that neither OPAY nor the OPAY Board may effect a position that constitutes an OPAY Adverse Recommendation unless otherwise specifically permitted by the Merger Agreement.

The Merger Agreement defines “Takeover Proposal” to mean any inquiry, proposal or offer relating, in a single transaction or series of related transactions, to:

•	the acquisition of 15% or more of the outstanding Shares and any other voting securities of OPAY by any third party;

•	a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or similar transaction which would result in any third party acquiring 15% or more of the fair market value of the assets of OPAY and its subsidiary, taken as a whole (including capital stock of OPAY’s subsidiary);

•	any other transaction which would result in a third party acquiring 15% or more of the fair market value of the assets of OPAY and its subsidiary, taken as a whole (including capital stock of OPAY’s subsidiary), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of the OPAY’s subsidiary or otherwise); or

•	any combination of the foregoing.

The Merger Agreement defines “Superior Proposal” to mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) which the OPAY Board determines in good faith (after consultation with a financial advisor and legal counsel and taking into account all legal, financial, regulatory, fiduciary and other aspects of the Merger Agreement and such Takeover Proposal as the OPAY Board deems relevant) would, if consummated, result in a transaction more favorable to the Stockholders than the transactions provided for in the Merger Agreement. For the avoidance of doubt, a Superior Proposal may be a transaction as to which the consideration is or includes non-cash consideration and the consideration per Share to be received by the Stockholders has a then-current face or trading value that is less than the Merger Consideration.

Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time:

1.	prior to the Effective Time, by mutual written consent of ACI and OPAY;

2.	by either ACI or OPAY, if,

A.	any law or order makes the consummation of the Offer or the Merger illegal or otherwise prohibits or prevents the consummation of the transactions contemplated hereof by the terms of such law or order, and such order has become final and nonappealable; provided, however, that the right to terminate will not be available to any party whose breach of any provision of the Merger Agreement results in the imposition of such order or the failure of such order to be resisted, resolved or lifted as applicable; provided further that the party seeking to terminate the Merger Agreement will have used its reasonable best efforts to resist, appeal, resolve or lift any such order; or

B.	the Offer Closing does not occur prior to January 20, 2014, except that (i) if the Offer Closing did not occur because the applicable waiting period to the consummation of the Merger under the HSR Act has not expired or terminated, then such date will be automatically extended for an additional 30-day period (the latest applicable date, the “Termination Date”) and (ii) the right to terminate the Merger Agreement will not be available to any party that shall have breached its obligations under the Merger Agreement that caused or resulted in the failure of the Offer Closing to occur on or before the Termination Date;

3.	by OPAY, if,

A.	there was a material breach by ACI or us of any of ACI’s or our respective representations, warranties or covenants set forth in the Merger Agreement that has resulted or would reasonably be expected to result in the failure of the Offer Closing or the Merger to occur in accordance with the terms of the Merger Agreement, which breach is not cured within 20 business days following written notice by OPAY to ACI, or which breach OPAY in good faith determines, by its nature or timing, is incapable of being cured within five business days following the date on which the Offer Closing or the Merger should have occurred; or

B.

prior to the Offer Closing (i) OPAY received a Superior Proposal, (ii) the OPAY Board determines in good faith (after consultation with legal counsel) that such termination is reasonably necessary for the members of the OPAY Board to comply with their fiduciary duties to the

Stockholders under applicable law, (iii) OPAY has complied in all respects with its obligations concerning a Takeover Proposal described above and set forth in the Merger Agreement, and (iv) prior to or simultaneously with such termination OPAY pays the Termination Fee to ACI;

4.	by ACI, if prior to the Offer Closing,

A.	OPAY breached any of its covenants or any of the representations or warranties set forth in the Merger Agreement on the part of OPAY such that the conditions to the Offer related to compliance with the covenants or accuracy of representations and warranties is not satisfied, and in each case, the breach is incapable of being cured by the Termination Date or is not cured by OPAY within 20 business days after it receives written notice of such breach from ACI or us, except that ACI will not have the right to terminate if OPAY has the right to terminate pursuant to
3(A) above; or

B.	(i) a Company Adverse Recommendation occurs, (ii) OPAY fails to include the OPAY Board Recommendation in the Schedule 14D-9, (iii) OPAY enters into an agreement with respect to a Takeover Proposal, (iv) the OPAY Board fails to reaffirm publicly in a press release the OPAY Board Recommendation within ten business days after ACI requests in writing that such recommendation be reaffirmed publicly, provided that ACI can make the request following the announcement of a Takeover Proposal and is limited to three such requests, or (v) the OPAY Board approves or recommends a Takeover Proposal to the Stockholders or approves or recommends that the Stockholders tender their Shares in any tender offer or exchange offer that is a Takeover Proposal.

Effect of Termination; Termination Fee. In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, with no liability or obligation on the part of any party to the Merger Agreement, except with respect to certain specified provisions, which provisions will survive any such termination. Notwithstanding the foregoing, nothing will relieve any of the parties from liability or damages arising out of such party’s willful and material breach of any provision of the Merger Agreement, and none of the parties will be liable for punitive or consequential damages.

OPAY will pay ACI a termination fee equal to $5,200,000 (the “Termination Fee”) if the Merger Agreement is terminated pursuant to clauses 3(B) or 4(B) described under “Termination” above. In addition, if:

•	the Merger Agreement is terminated pursuant to clauses 2(B) or 4(A) described under “Termination” above;

•	a third party publicly makes, proposes, communicates or discloses an intention to make a bona fide Takeover Proposal, which is not retracted or rescinded at the time of termination of the Merger Agreement; and

•	within 12 months after termination of the Merger Agreement, OPAY enters into a definitive contract to consummate, or consummates, the transactions contemplated by the Takeover Proposal,

then (upon the satisfaction of all of the conditions set forth in the bullet points above), OPAY will pay to ACI the Termination Fee on the earlier of entry into such definitive agreement or the consummation of such Takeover Proposal; provided however, that if the Merger Agreement is terminated for this reason, the references in the definition of Takeover Proposal to “15%” will instead be deemed to refer to “50%”.

Third-Party Consents and Regulatory Approvals. Subject to the terms and conditions of the Merger Agreement, each of ACI, us and OPAY agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer, Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement and the Stockholder Agreement, including:

•

the obtaining of all necessary actions as may be necessary to obtain an approval, consent, exemption or waiver from, or to avoid an action or proceeding by, any governmental authority, including filing with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the Notification and Report Form required under the U.S. Hart Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”);

•	defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; and

•	seeking to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement, in each case until the issuance of a final, non-appealable order.

Employee Matters. ACI has agreed for a period of one year following the Effective Time:

•	that the employees of OPAY and its subsidiary who are employed by the Surviving Corporation and its subsidiaries at the Effective Time (the “Post-Merger Employees”) will receive base salaries, wages, annual bonus opportunity and benefits (except any equity-based compensation) that are substantially comparable in the aggregate to the base salaries, wages, annual bonus opportunities and benefits (except any equity-based compensation) provided to such Post-Merger Employees immediately prior to the Effective Time; and

•	to maintain at least the same level of severance protection and on substantially the same terms and conditions as was provided to such Post-Merger Employee immediately prior to the Effective Time.

The Merger Agreement further provides that OPAY will endeavor to make payment to individuals who are participants in OPAY’s annual incentive compensation plan for the fiscal year 2013 in such amounts as are determined by the OPAY Board or any committee thereof prior to the Effective Time. ACI will make any such payments not made by OPAY as soon as practicable following the Effective Time.

The Merger Agreement also provides that, with certain exceptions, the Post-Merger Employees will be credited for all purposes under any employee benefit plan of ACI, the Surviving Corporation or any of their subsidiaries in which such Post-Merger Employees participate. In addition, in the event of any change in the welfare benefits provided to Post-Merger Employees after the Effective Time, ACI will (1) waive or use commercially reasonable efforts to cause its insurance carriers to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Post-Merger Employee to the same extent waived under a comparable benefits plan and (2) credit Post-Merger Employees for any co-payments and deductibles paid prior to any such change for the plan year in which the Effective Time occurs.

Indemnification and Insurance. The Merger Agreement requires the Surviving Corporation to indemnify and to hold harmless, to the fullest extent permitted under applicable law, each of its present and former directors and officers with respect to all matters pending, existing or occurring at or prior to the Effective Time, including any claim from any person arising from the transactions contemplated by the Merger Agreement, and any actions taken by ACI or us with respect thereto (including insolvency claims), in accordance with the charter and by-laws of OPAY and its subsidiary and any indemnity contract to which it is a party that has been filed with the SEC as of September 20, 2103.

For at least six years after the Effective Time, the Surviving Corporation will maintain (through a tail policy or otherwise) in effect OPAY’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms with respect to such coverage and amounts no less advantageous in the aggregate than those of such policy in effect on the date of the Merger Agreement; provided that in no event will the Surviving Corporation be required to pay more than 300% of the annual premiums currently paid by OPAY for such insurance.

Conditions of the Offer. See Section 14—“Conditions of the Offer.”

Conditions to the Merger. The respective obligation of each party to the Merger Agreement to consummate the Merger is subject to the fulfillment or (to the extent permitted by law) written waiver by the parties prior to the Effective Time of each of the following conditions:

•	no governmental authority shall have enacted, issued or entered any order that is then in effect and prohibits or prevents the consummation of the Merger; and

•	we shall have accepted for payment and paid for the Shares (in each case to the extent validly tendered and not withdrawn) pursuant to the Offer.

Fees and Expenses. With certain exceptions, other than as specifically provided in the Merger Agreement, all costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

No Third-Party Beneficiaries. The Merger Agreement is not intended to, and does not, confer upon any other person or entity, including any continuing employee, any rights or remedies under the Merger Agreement, except as set forth in or contemplated by the terms and provisions of the Merger Agreement, including those provisions relating to directors’ and officers’ indemnification and insurance and the right of Stockholders and holders of Options and RSUs to receive the consideration in respect of their securities at the Effective Time.

Amendment. Any provision of the Merger Agreement may be amended prior to the Effective Time if, but only if, such amendment is in writing and is signed by each party to the Merger Agreement.

(d) The Non-Disclosure and Confidentiality Agreement. OPAY and ACI entered into a non-disclosure and confidentiality agreement dated as of June 14, 2013 (the “Confidentiality Agreement”), pursuant to which ACI and OPAY agreed, subject to certain exceptions, to, among other things, keep confidential certain information provided by OPAY for purposes of evaluating a possible transaction between ACI and OPAY.

(e) The Stockholder Agreement. The following summary description of the Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which we have included as an exhibit to the Schedule TO, which Stockholders may examine and copy as set forth in Section 9—“Certain Information Concerning ACI” above. Stockholders are encouraged to read the full text of the Stockholder Agreement because it is a legal document that govern the actions of the Supporting Stockholder. The Stockholder Agreement is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference.

Pursuant to the Stockholder Agreement, the Supporting Stockholder agreed, on the terms and subject to the conditions set forth in the Stockholder Agreement, among other things, to validly tender all of the Supporting Stockholder’s Shares in the Offer no later than the tenth business day after the commencement of the Offer.

In addition, the Supporting Stockholder has agreed to certain actions in support of the transactions contemplated by the Merger Agreement, including to vote the Shares that such Supporting Stockholder beneficially owns at the time of such vote, at any annual, special or adjourned meeting of the Supporting Stockholder (1) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (2) against (i) any Takeover Proposal and (ii) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of OPAY under the Merger Agreement. As of the date of this Offer to Purchase, the Shares subject to the Stockholder Agreement constitute 10.7% of the Shares on a fully diluted basis as of the date of this Offer to Purchase.

Pursuant to the Stockholder Agreement, the Supporting Stockholder has agreed to promptly notify ACI and us of any new Shares acquired by it after the execution date of such Supporting Stockholder’s Stockholder Agreement.

The Stockholder Agreement terminates as of the date upon which the Merger Agreement is validly terminated. The Supporting Stockholder has agreed to comply with the no-solicitation provisions of the Merger Agreement applicable to OPAY, subject to certain exceptions for persons who are officers or directors of OPAY in the exercise of their fiduciary duties under applicable law.

(f) Appraisal Rights. No appraisal rights are available to the Stockholders in connection with the Offer. However, if the Merger is consummated, each Stockholder at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Stockholder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer and the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. Stockholders should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

The foregoing summary of the rights of dissenting Stockholders under the DGCL does not purport to be a statement of the procedures to be followed by Stockholders desiring to exercise any appraisal rights under Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You may not exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to Stockholders’ alternatives if the Merger is consummated. If a Stockholder sells his or her Shares in the Offer, such Stockholder will not be entitled to exercise appraisal rights with respect to such Shares but, rather, subject to the conditions of the Offer, will receive the Offer Price for such Shares.

(g) Going Private Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions. Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. We believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the Stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority Stockholders in the transaction be filed with the SEC and disclosed to Stockholders prior to the consummation of the transaction.

13. Dividends and Distributions.

OPAY has never declared nor paid cash dividends on its Shares. Pursuant to the terms of the Merger Agreement, OPAY has agreed not to declare or pay any dividend with respect to the Shares.

14. Conditions of the Offer.

Pursuant to the Merger Agreement, we are not required to accept for payment or pay for any Shares and we may terminate the Offer if on the date of the Expiration Time any of the following conditions has not been satisfied (or, to the extent legally permissible, waived):

(1)	the Antitrust Condition;

(2)	(i) the representations and warranties of OPAY contained in Section 5.1(a) (Organization and Qualification), the first two sentences of Section 5.2(a), the first three sentences of Section 5.2(b) and in Section 5.2(d) (Capitalization), Section 5.3(a) (Authority), Section 5.6(d) (SEC Filings; Financial Statements) and Section 5.18 (Board Approval) of the Merger Agreement were true and correct in all material respects as of the date of the Merger Agreement and are true and correct in all material respects as of the Offer Closing with the same force and effect as if made as of the Offer Closing (except for those representations and warranties which address matters only as of an earlier date which must have been true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of OPAY set forth in the Merger Agreement were true and correct as of the date of the Merger Agreement and are true and correct as of the Offer Closing as if made at and as of the Offer Closing (except for those representations and warranties which address matters only as of an earlier date which must have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a “Material Adverse Effect” (as defined below), except in the case of the matters referred to in this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on OPAY;

(3)	since the date of the Merger Agreement, there has not occurred any effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on OPAY;

(4)	OPAY has performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Offer Closing and ACI has received a certificate of an executive officer of OPAY confirming the satisfaction of the conditions set forth in clauses (2), (3) and (4) above;

(5)	no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Offer or the Merger is in effect;

(6)	the Litigation Condition;

(7)	(i) OPAY has not published or become obligated to publish a press release or filed or become obligated to file a report with the SEC to the effect that OPAY’s prior financial statements or reports filed with the SEC may no longer be relied upon or announced that the audit committee of the OPAY Board is conducting an investigation with respect to accounting matters, (ii) none of OPAY or any of its directors or executive officers has been named as a party to any criminal proceeding or been informed in writing that he or she has become the target of any investigation by a governmental entity of possible criminal conduct where such conduct relates to the business of OPAY, or (iii) OPAY has not failed to file its Form 10-K with the SEC for the fiscal year ended September 30, 2013, on or prior to December 16, 2013, including an unqualified opinion from Ernst & Young LLP on the effectiveness of OPAY’s internal control over financial reporting as of September 30, 2013, unless the Expiration Time occurred prior to December 16, 2013 but for this clause (7)(iii); and

(8)	the Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of ACI and us and, except for the Minimum Condition, which may be waived only with the prior written consent of OPAY, may be waived by ACI and us, in our sole discretion, in whole or in part at any applicable time or from time to time, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

The Merger Agreement defines “Material Adverse Effect” to mean, with respect to OPAY, any change, event, condition, occurrence or effect (each, an “Effect”) that is materially adverse to the business, results of operations or financial condition of OPAY or its subsidiary, taken as a whole, other than any Effect that, directly or indirectly, arises out of, results from or relates to: (1) any Effect in any of the businesses or markets in which OPAY or its subsidiary operate; (2) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change in, any law, GAAP or governmental policy; (3) general economic, regulatory, political, geopolitical or social conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which OPAY, its subsidiary or any of their respective business relations conducts business; (4) any acts of God, natural or man-made disasters, terrorism, armed hostilities, sabotage, war (whether commenced before or after the date of the Merger Agreement and whether or not pursuant to the declaration of a national emergency or war) or any escalation or worsening of the foregoing; (5) any Effect predominantly attributable to the execution, delivery, pendency, public announcement of, or OPAY’s performance of the Merger Agreement or the performance of the transactions contemplated by the Merger Agreement, including by reason of the identity of ACI or any ACI affiliate or any communication by ACI or any of its affiliates or the ACI representatives regarding the plans or intentions of ACI and its affiliates with respect to the conduct of the business of OPAY or its subsidiary and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, employees or regulators; (6) any actions taken (or not taken) in compliance with the provisions of the Merger Agreement or otherwise with the written consent of ACI, including the impact thereof on the relationships of OPAY or its subsidiary with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom OPAY or its subsidiary has any relationship; (7) any change in the market price, or change in trading volume, of the capital stock of OPAY (provided that the underlying causes of such changes are not excluded); (8) any failure by OPAY or its subsidiary to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in any analysts recommendations or ratings with respect to OPAY or its subsidiary (provided that the underlying causes of such failure or change are not excluded); and (9) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against OPAY, its subsidiary or any of their respective officers or directors, in each case, arising out of or relating to the execution of the Merger Agreement or the transactions contemplated by the Merger Agreement, but only to the extent, in each of clauses (1), (2), (3) and (4), that such Effect has a disproportionate adverse impact on the business, results of operations or financial condition of the Company and its subsidiary, taken as a whole, relative to other similarly situated participants in the businesses in which OPAY and its subsidiary operate (in which case only the incremental disproportionate adverse impact on OPAY and its subsidiary relative to other similarly situated participants in the businesses in which OPAY and its subsidiary operate will be taken into account for purposes of determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur).

15. Certain Legal Matters; Regulatory Approvals.

Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by OPAY with the SEC and other publicly available information concerning OPAY, we are not aware of any governmental license or regulatory permit that appears to be material to OPAY’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described under “Antitrust Compliance” and “Conditions of the Offer”, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 14—“Conditions of the Offer.”

Legal Proceedings. On October 2, 2013, an alleged Stockholder filed a putative class action lawsuit entitled Williams v. Official Payment Holdings, et al., Case No. 8970, in the Court of Chancery of the State of Delaware. The complaint names as defendants OPAY and the members of the OPAY Board, as well as ACI and us. The complaint generally alleges that the individual members of the OPAY Board breached their fiduciary duties owed to the Stockholders by approving OPAY’s entry into the Merger Agreement with ACI and us and failing to take steps to maximize the value of OPAY to its Stockholders. The complaint further alleges that ACI aided and abetted such breaches of fiduciary duties by the individual defendants. The plaintiff seeks, among other things, an order enjoining the consummation of the merger, an award of rescissory damages if the Merger is consummated, and an award of attorneys’ fees, experts’ fees and costs. The foregoing description is qualified in its entirety by reference to the complaint which is filed as Exhibit (a)(5)(C) to the Schedule TO and which is incorporated herein by reference.

State Takeover Laws. Several states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or Stockholders, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 14—“Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless Notification and Report Forms have been filed with the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration or termination of the waiting period, discussed below, following the filing by ACI, as our ultimate parent entity, of a Notification and Report Form.

On October 2, 2013, ACI filed a Notification and Report Form under the HSR Act with the DOJ and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on October 17, 2013 (unless earlier terminated by the DOJ and the FTC or unless extended as described below). The DOJ or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from ACI. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after ACI substantially complies with such request. Thereafter, such waiting period can be extended only by court order or with ACI’s consent. Although the DOJ or the FTC may also request additional information or documentary material from OPAY, OPAY’s failure to comply with such a request would not extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If the ten-day waiting period were otherwise to expire on a Saturday, Sunday or legal public holiday, then the period would be extended until 11:59 p.m. on the next day that is not a Saturday, Sunday or legal public holiday.

The DOJ and the FTC routinely evaluate the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of our or OPAY’s assets. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

Under the merger control rules of jurisdictions outside the United States where ACI or OPAY and their respective subsidiaries conduct business, filings may be required and it may be necessary to observe waiting periods prior to consummation of the transaction. Under the terms of the Merger Agreement, ACI has agreed to use its reasonable best efforts to make such filings and seek such approvals. Any such filings must be made by ACI as soon as reasonably practicable. The period for review of the transaction will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. Whether or not filings are required, the review powers vested in foreign competition authorities include the ability to challenge the legality of the transaction on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) consummation of the transaction, foreign competition authorities may seek to enjoin the purchase of Shares pursuant to the Offer, or seek divestiture of the Shares so acquired, or seek divestiture of ACI or OPAY assets. There can be no assurance that a challenge to the Offer under foreign Merger control rules will not be made, or, if such a challenge is made, what the result will be. See Section 14—“Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions, and Section 12—“Purpose of the Offer; Plans for OPAY; the Merger Agreement; the Stockholder Agreement; Appraisal Rights; Going Private Transactions—the Merger Agreement—Third-Party Consents and Regulatory Approvals” with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals. We may, if any condition to the Offer, including the Antitrust Condition, is not satisfied or waived on any scheduled Expiration Time, extend the Expiration Time for one or more periods of not more than ten business days per period (or of not more than 20 business days if OPAY consents in writing).

16. Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact Stockholders by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with their respective services, including certain liabilities under the federal securities laws.

Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will use our reasonable best efforts to comply with that state statute. If, after using our reasonable best efforts, we may not comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the Stockholders in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of us or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of us or ACI not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to its Schedule TO. In addition, OPAY has filed the Schedule 14D-9 pursuant to Rule 14D-9 under the Exchange Act, together with exhibits to such Schedule 14D-9, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8—“Certain Information Concerning OPAY” and Section 9—“Certain Information Concerning Purchaser and ACI.”

OLYMPIC ACQUISITION CORP.

October 4, 2013

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ACI WORLDWIDE, INC.

The name, current principal occupation or employment, material occupations, positions, offices or employment for the past five years and ownership of Shares following reasonably inquiry of each director and executive officer of ACI are set forth below. Unless otherwise indicated below, the current business address of each director and executive officer is c/o ACI Worldwide, Inc., 3520 Kraft Road, Suite 300, Naples, Florida 34105. Unless otherwise indicated below, the current business telephone of each director and executive officer is (239) 403-4600. Each of the directors and executive officers of ACI Worldwide, Inc. is a citizen of the United States of America. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment, Five-Year Employment History and Share Ownership
Scott W. Behrens	41	Mr. Behrens serves as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of ACI. Mr. Behrens joined ACI in June 2007 as ACI’s Corporate Controller and Chief Accounting Officer. Mr. Behrens was appointed Chief Financial Officer in December 2008.

Dennis P. Byrnes	50	Mr. Byrnes serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of ACI. Mr. Byrnes joined ACI in June 2003 as Senior Vice President, General Counsel and Secretary. Beginning in 2008, Mr. Byrnes has been responsible for ACI’s global human resources and global corporate services functions. He became the Chief Administrative Officer in 2009.

John D. Curtis*	73	Mr. Curtis has been a director of ACI since 2003. He has been the Senior Vice President, General Counsel and Corporate Secretary of The Warranty Group, Inc., a single-source provider for the underwriting, administration and marketing of service contracts and related benefits, since February 2011. He previously worked as an attorney providing legal and business consulting services from August 2002 to February 2011. Mr. Curtis also serves as a director of The Warranty Group, Inc.

Philip G. Heasley*	64	Mr. Heasley has been a director and President and Chief Executive Officer of ACI since March 2005. Mr. Heasley has a comprehensive background in payment systems and financial services. Mr. Heasley is currently a director of Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions. Until March 2013, Mr. Heasley was also a director of OPAY. Mr. Heasley also serves on the National Infrastructure Advisory Board. Mr. Heasley beneficially owns 11,100 Shares.

Charles H. Linberg	54	Mr. Linberg serves as Vice President and Chief Technology Officer of ACI. In this capacity he is responsible for the architectural direction of ACI products including the formation of platform, middleware and integration strategies. Mr. Linberg joined ACI in 1988 and has served in various technical management roles including Vice President of Payment Systems, Vice President of Architecture and Technology, Vice President of BASE24 Development and Vice President of Network Systems.

Craig A. Maki	47	Mr. Maki has served as Executive Vice President, Chief Development Officer and Treasurer since March 2013. Mr. Maki joined ACI in June 2006 as Senior Vice President and Chief Corporate Development Officer. He was appointed Treasurer of ACI in January 2008. Mr. Maki beneficially owns 1,000 Shares.

Name	Age	Current Principal Occupation or Employment, Five-Year Employment History and Share Ownership
James C. McGroddy*	76	Mr. McGroddy has been a director of ACI since 2008. He is a self-employed consultant and currently serves as Chairman of the Board of MIQS, a Colorado-based healthcare information technology company. He is a member of the U.S. National Academy of Engineering

David N. Morem	56	Mr. Morem joined ACI in June 2005 and currently serves as Executive Vice President, Customer Management of ACI. Prior to his appointment as Executive Vice President, Customer Management, Mr. Morem served as Senior Vice President, Global Business Operations from March 2011 to January 2013 and as Senior Vice President, Global Business Operations from January 2009 to March 2011. Prior to his appointment as Senior Vice President, Global Business Operations in January 2008, Mr. Morem served as Chief Administrative Officer of ACI. Mr. Morem beneficially owns 1,611 Shares.

Harlan F. Seymour*	63	Mr. Seymour has been a director of ACI since 2002 and ACI’s Chairman of the Board since September 2002. He is the sole owner of HFS, LLC, a privately-held investment and business advisory firm advising public and private companies particularly in the area of strategic planning services, and a director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit, governance and strategic planning committees. He serves as a member of various private, profit and non-profit boards of directors, including Lagniappe Health Inc., a company that provides technology solutions to pharmacies and utilizes pharmacy transactions data to improve patient outcomes, and the advisory board of Calvert Street Capital Partners, a private equity firm.

John M. Shay, Jr.*	66	Mr. Shay has been a director of ACI since 2006. He is the President and owner of Fairway Consulting LLC, a business consulting firm. He is a Certified Public Accountant.

John E. Stokely*	60	Mr. Stokely has been a director of ACI since 2003. He was the president of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries from August 1999 through 2007, and is currently a director of Imperial Sugar Company (NASDAQ: IPSU), a manufacturer that refines, packages and distributes sugar, and a director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment. He also serves as Lead Independent Director of Pool Corporation and as a member of various private, profit and non-profit boards of directors, including AMF Bowling.

Jan H. Suwinski*	71	Mr. Suwinski has been a director of ACI since 2007. He is a Clinical Professor of Management and Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University in Ithaca, New York and currently serves as a director of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products, and Thor Industries, Inc. (NYSE: THO), a manufacturer of recreational vehicles and buses.

DIRECTORS AND EXECUTIVE OFFICERS OF OLYMPIC ACQUISITION CORP.

The name, current principal occupation or employment, material occupations, positions, offices or employment for the past five years and ownership of Shares following reasonably inquiry of each director and executive officer of Purchaser are set forth below. Purchaser is a wholly owned indirect subsidiary of ACI. Unless otherwise indicated below, the current business address of each director and executive officer of Purchaser is c/o ACI Worldwide, Inc., 3520 Kraft Road, Suite 300, Naples, Florida 34105. Unless otherwise indicated below, the current business telephone of each director and executive officer is (239) 403-4600. Each of the directors and executive officers of Purchaser is a citizen of the United States of America. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment, Five-Year Employment History and Share Ownership
Scott W. Behrens Vice President and Assistant Treasurer of Purchaser	41	Mr. Behrens serves as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of ACI. Mr. Behrens joined ACI in June 2007 as ACI’s Corporate Controller and Chief Accounting Officer. Mr. Behrens was appointed Chief Financial Officer in December 2008.

Dennis P. Byrnes* President of Purchaser	50	Mr. Byrnes serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of ACI. Mr. Byrnes joined ACI in June 2003 as Senior Vice President, General Counsel and Secretary. Beginning in 2008, Mr. Byrnes has been responsible for ACI’s global human resources and global corporate services functions. He became the Chief Administrative Officer in 2009.

Craig A. Maki* Vice President, Secretary and Treasurer of Purchaser	47	Mr. Maki has served as Executive Vice President, Chief Development Officer and Treasurer since March 2013. Mr. Maki joined ACI in June 2006 as Senior Vice President and Chief Corporate Development Officer. He was appointed Treasurer of ACI in January 2008. Mr. Maki beneficially owns 1,000 Shares.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail	Overnight Delivery:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Telephone: Toll-free: (800) 962-4284 By Facsimile Transmission: For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332

Stockholders who have questions or need additional copies of this Offer to Purchase and/or the Letter of Transmittal may contact the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833